EXHIBIT 3.1

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
MEDICAL HOSPITALITY GROUP, INC.

MEDICAL HOSPITALITY GROUP, INC., a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that its Articles of Incorporation are hereby amended as follows:

Article I shall be deleted in its entirety and is hereby replaced with the following new Article I:

ARTICLE I
NAME

The name of the corporation is LodgeCap, Inc. (the “Corporation”).

The foregoing amendment to the Articles of Incorporation of the Corporation has been approved by the Board of Directors and the stockholders of the Corporation.

[Signature Page Follows]

We, the undersigned Chief Executive Officer and Secretary, swear under penalties of perjury that the foregoing is a corporate act.

Executed on this 21st day of August, 2014.

MEDICAL HOSPITALITY GROUP, INC.

By:	/s/ Billy L. Brown
Billy L. Brown, Chief Executive Officer

Attest:

/s/ Tim Moore
Tim Moore, Secretary